                                                                   EXHIBIT 10.21

AMENDED AND RESTATED SERVICE AGREEMENT

(1)  On Demand Distribution Limited, doing business as Loudeye

(2)  Charles Edward Averdieck

Dated March 15, 2006 (the "EFFECTIVE DATE")

OSBORNE CLARKE

2 Temple Back East
Temple Quay
Bristol
BS1 6EG
Telephone +44 (0) 117 917 3000
Fax       +44 (0) 117 917 3005

SJH/0792861/B1597951/SJH

                                    CONTENTS

1.  Definitions and interpretation.......................................    1
2.  Appointment..........................................................    4
3.  Term.................................................................    4
4.  Duties of the Executive..............................................    4
5.  Hours of work........................................................    5
6.  Principal place of work..............................................    5
7.  Remuneration.........................................................    5
8.  Expenses.............................................................    6
9.  Benefits.............................................................    6
10. Holidays.............................................................    7
11. Sickness or injury...................................................    7
12. Termination of and suspension from Employment........................    8
13. Obligations during Employment........................................   10
14. Obligations after Employment.........................................   12
15. Disciplinary and Grievance procedure.................................   13
16. Collective Agreements................................................   14
17. Deductions...........................................................   14
18. Entire Agreement.....................................................   14
19. Third Parties........................................................   14
20. Data Protection......................................................   14
21. Releases and waivers.................................................   14
22. Notices..............................................................   15
23. Governing law and jurisdiction.......................................   15

THIS AGREEMENT is made effective on March 15, 2006

BETWEEN:

(1) ON DEMAND DISTRIBUTION LIMITED, doing business as LOUDEYE whose registered office is at Bush House, 72 Prince Street, Bristol BS1 4QD (the "COMPANY"); and

(2) CHARLES EDWARD AVERDIECK of 92 Englewood Road, London SW12 9NY (the "EXECUTIVE").

IT IS AGREED as follows:

1.   DEFINITIONS AND INTERPRETATION

     1.1 In this Agreement, unless the context otherwise requires, the following definitions shall apply:

          "AGREEMENT" means this Agreement (including any schedule or annexure to it and any document referred to in it or in agreed form).

          "BOARD" means the board of directors of Loudeye Corp. from time to time and includes any committee of the Board duly appointed by it.

          "BUSINESSES" means the provision of digital media services and any trade or other commercial activity which is carried on by any Group Company, or which any Group Company shall have determined to carry on with a view to profit in the immediate or foreseeable future.

          "CAUSE" means (a) violation by Executive of a state or federal criminal law involving the commission of a crime against the Company, or any felony; (b) habitual or repeated misuse by Executive of alcohol or controlled substances; (c) fraud, intentional misrepresentation or dishonesty by Executive with respect to the business of the Company;
          (d) any incident materially compromising Executive's reputation or ability to represent the Company with the public; (e) any intentional act by Executive that substantially impairs the Company's business, goodwill or reputation; or (f) a determination by a majority of the Company's directors (other than the Executive) within thirty (30) days after the end of each of two (2) consecutive calendar quarters that the Company (or the Executive) has not substantially met the Quarterly Goals (as defined below).

          "CHANGE OF CONTROL" shall mean the occurrence of any of the following events:

               (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Loudeye representing fifty percent (50%) or more of the total voting power represented by Loudeye's then outstanding voting securities; or

               (ii) The consummation of the sale or disposition by Loudeye of all or substantially all Loudeye's assets in one or a series of related transactions; or

               (iii) The consummation of a merger or consolidation of Loudeye or share exchange involving any other corporation, other than (A) a merger, consolidation or share exchange which would result in the voting securities of Loudeye's outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of Loudeye or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger effected solely for purposes of changing the domicile of Loudeye.

          "COMPANY INVENTION" means any improvement, invention or discovery made by the Executive which in accordance with Section 39, Patents Act 1977 is the property of the Company.

          "CONFIDENTIAL INFORMATION" means any trade secrets or other information which is confidential, commercially sensitive and is not in the public domain relating or belonging to the Company or any Group Company including but not limited to information relating to the business methods, corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future service, secret formulae, processes, inventions, designs, know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future service of the Company or any Group Company, lists or details of customers, potential customers or suppliers or the arrangements made with any customer or supplier and any information in respect of which any Group Company owes an obligation of confidentiality to any third party.

          "CUSTOMER" means any person:

          (a) with whom or which the Executive has dealt or of whom or of which he has knowledge by virtue of his Duties in the 12 months preceding the Termination Date; and

          either:

          (b) who or which shall at the Termination Date be negotiating with the Company or any Group Company for the provision of any Restricted Services or Restricted Proposed Services; or

          (c) to whom or which the Company or any Group Company shall at any time during the period of 12 months prior to the Termination Date have supplied any Restricted Services.

          "DUTIES" means the duties of the Executive as set out in clause 4.

          "EMPLOYMENT" means the period of the Executive's employment under this Agreement which for the purposes of this Agreement shall be deemed to include any period of garden leave imposed under sub-clause 12.6.

          "GOOD REASON" shall mean, without Executive's express written consent:
          (a) the material reduction of (i) Executive's duties, benefits, authority or responsibilities (as determined in good faith by the Board of Directors), or (ii) compensation ; (b) the relocation of the principal place of Executive's employment to a location that is more than fifty (50) miles away from its current location, other than a relocation to the Company's European headquarters located in Bristol, U.K.; and (c) the uncured breach of any material provision of this Agreement by the Company, including, without limitation, failure by the Company to pay Executive's Base Salary or bonus; provided, however, that the Executive shall not be deemed to have resigned for Good Reason hereunder unless with respect to each of (a) and (b) and
          (c) above, the Executive shall have provided written notice to the Company within 60 calendar days after the event that the Executive believes gives rise to the Executive's right to terminate employment for Good Reason, describing in reasonable detail the facts that provide the basis for such belief, and the Company shall have thirty
          (30) days from the date of such notice to cure any such material reduction, relocation or breach.

          "GROUP COMPANIES" means the Company, its subsidiaries or subsidiary undertakings, any holding company or parent undertaking and any subsidiary or subsidiary undertaking of any holding company or parent undertaking and "GROUP COMPANY" means any of them.

          "LOUDEYE" means Loudeye Corp., a Delaware corporation.

          "MANAGING DIRECTOR" means any person holding office as Managing Director of the Company from time to time, including any person exercising substantially the functions of a managing director or chief executive officer of the Company.

          "MATERIAL INTEREST" means:

          (a) the holding of any position (whether employed or engaged) or provision of services as director, officer, employee, consultant, adviser, partner, principal, agent or volunteer.

          (b) the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures save for the ownership for investment purposes only of not more than 5 per cent of the issued ordinary shares of any company whose shares are listed on any Recognised Exchange. or

          (c)  the direct or indirect provision of any financial assistance.

          "QUARTERLY GOALS" shall mean specific targeted metrics of Company performance (financial or otherwise) and / or Executive performance for a calendar quarter. The Quarterly Goals shall be agreed to in writing by the Executive and the Company within the thirty (30) day periods prior to the beginning of each calendar quarter. The first set of Quarterly Goals shall be for the Second Quarter of 2006.

          "RECOGNISED EXCHANGE" means a Recognised Investment Exchange as defined in Section 285, Financial Services and Markets Act 2000 or any comparable exchange or market.

          "RELEVANT PERIOD" means the period beginning on the day after the Termination Date equal to (a) during the year ended December 31, 2006, six (6) months less any period during which the Company has exercised its right to send the Executive on garden leave pursuant to sub-clause 12.6, and (b) any time including and after January 1, 2007, nine months (9) less any period during which the Company has exercised its right to send the Executive on garden leave pursuant to sub-clause 12.6.

          "RESTRICTED AREA" means the United States of America and the European Union.

          "RESTRICTED PROPOSED SERVICES" means any digital media services which are, at the Termination Date, proposed to be provided by the Company or any Group Company at any time during the 12 months following the Termination Date and in respect of which or the marketing of which the Executive's Duties were directly concerned or for which the Executive was responsible during the 12 months preceding the Termination Date or in relation to which the Executive possesses Confidential Information at the Termination Date.

          "RESTRICTED SERVICES" means any digital media services of a kind which have been provided by the Company or any Group Company in the ordinary course of the Businesses at any time during the 12 months preceding the Termination Date and in respect of which or the marketing of which the Executive's Duties were directly concerned or for which the Executive was responsible during such period or in relation to which the Executive possesses Confidential Information at the Termination Date.

          "RESTRICTED SHAREHOLDING" means the direct or indirect control or ownership (whether jointly or alone) of shares in a company which, together with shares held by any person acting in concert with him carry 25% or more of the voting rights of that company.

          "RESTRICTED SUPPLIES" means any goods or services supplied to the Company or any Group Company on terms which as to the nature of the supplies and/or the terms of supply are unique to the relationship between the supplier and the relevant Group Company and in respect of which or the marketing of which the Executive's Duties were directly concerned or for which the Executive was responsible during the 12 months preceding the Termination Date or in relation to which the Executive possesses Confidential Information at the Termination Date.

          "SUPPLIER" means any person with whom the Executive has dealt or of whom or of which the Executive has knowledge by virtue of the Duties in the 12 months preceding the Termination Date and who has during that period provided Restricted Supplies to the Company or any Group Company.

          "TERMINATION DATE" means the date on which the Employment terminates.

     1.2  In this Agreement, unless the context otherwise requires:

          (a) words in the singular include the plural and vice versa and words in one gender include any other gender;

          (b)  a reference to a statute or statutory provision includes:

               (i) any subordinate legislation (as defined in Section 21(1), Interpretation Act 1978) made under it; and

               (ii) any statute or statutory provision which modifies,
                    consolidates, re-enacts or supersedes it;

          (c)  a reference to:

               (i) a "PERSON" includes any individual, firm, body corporate, association or partnership, government or state (whether or not having a separate legal personality);

               (ii) clauses and schedules are to clauses and schedules of this
                    Agreement and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear;

          (d) the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement; and

          (e) except where otherwise stated, words and phrases defined in the City Code on Take-overs and Mergers or in the Companies Act 1985 have the same meaning in this Agreement.

2.   APPOINTMENT

     2.1 The Company appoints the Executive and the Executive agrees to serve as Managing Director--Europe on the terms set out in this Agreement. Executive will report to the Company's Chief Executive Officer ("CEO").

     2.2 The Executive warrants that the Executive is free to enter into this Agreement and is not bound by, nor subject to any court order, arrangement, obligation, restriction or undertaking (contractual or otherwise) which prohibits or restricts the Executive from entering into this Agreement or performing the Duties.

3.   TERM

     3.1 The Employment will commence on the Effective Date and, unless terminated in accordance with clause 12, shall continue until terminated by either party, subject to the termination benefits provided in Sections 9.4 and 9.5 hereof.

     3.2 The Executive's period of continuous employment with the Company began July 9, 2000.

4.   DUTIES OF THE EXECUTIVE

     4.1 The Executive shall carry out such duties as may attach to the Executive's office or be assigned to or vested in the Executive by the CEO from time to time and exercise the powers consistent with such duties.

     4.2 At all times during the Employment (subject to any restrictions on the Executive's conduct imposed pursuant to sub-clause 12.6) the Executive shall:

          (a) unless prevented by ill health and except during holidays taken in accordance with this Agreement, devote the whole of the Executive's working time and attention to the Employment;

          (b)  perform the Duties faithfully and diligently;

          (c) obey all lawful and reasonable directions of the CEO and/or the Board, observe such restrictions or limitations as may from time to time be imposed by the CEO and/or the Board upon the Executive's performance of the Duties and implement and abide by any relevant Company policy which may be promulgated or operated in practice from time to time;

          (d) use best endeavours to promote the interests of the Company and shall not do or willingly permit to be done anything which is harmful to those interests; and

          (e) keep the CEO fully informed (in writing if so requested) of the Executive's conduct of the business or affairs of the Company and provide such explanations as the CEO may require.

     4.3 The Executive shall (without further remuneration and in addition to the Executive's duties to the Company) if and for so long as the Company requires during the Employment:

          (a) carry out any duties assigned to the Executive in relation to any Group Company; and

          (b) act as an officer of any Group Company or hold any other appointment or office as nominee or representative of any Group Company;

          in each case as if they were to be performed or held by the Executive for or in relation to the Company.

5.   HOURS OF WORK

     5.1 The Executive's hours of work shall be the Company's normal office hours of 9.00 a.m. to 6.00 p.m. Monday to Friday and such further hours as may be necessary for the proper discharge of the Duties. The Executive shall not be entitled to receive any additional remuneration for work outside the Company's normal office hours.

     5.2 The Executive acknowledges that he may be required to work in excess of an average of 48 hours in any one period of 7 calendar days if so requested by the Company and consents to do so. The Executive may withdraw such consent by giving not less than 3 months' prior notice in writing to the Company of such withdrawal.

6.   PRINCIPAL PLACE OF WORK

     6.1 The Executive's principal place of work shall be at Fourth Floor, 9 Argyll Street, London W1 or the Company's principal place of business from time to time. The Company reserves the right to change the Executive's principal place of work to any other location within the United Kingdom on giving reasonable prior notice to the Executive.

     6.2 The Executive shall travel to and work on a temporary basis from such locations within the UK and abroad as the CEO may reasonably require for the performance of his Duties.

     6.3 There is no current requirement, as at the date of this agreement, for the Executive to work outside the United Kingdom for any consecutive period of one month or more.

7.   REMUNERATION

     7.1 During the Employment the Company shall pay to the Executive a salary at the rate of L123,750 per annum ("BASE SALARY"). The salary shall accrue from day to day, be payable by equal monthly instalments in arrears on or about the 25th day of each month and shall include any fees to which the Executive is entitled as a director of any Group Company.

     7.2 The Executive's salary shall be reviewed annually in January when the Company may increase or decrease Executive's salary or make no change to it; except that the Executive's Base Salary shall never be reduced below L123,750.

     7.3 Executive's eligibility for a performance bonus shall be based on the overall performance of the Company. Each year the Compensation Committee shall set both a performance target and maximum performance goal for the Company for the fiscal year. The performance target and maximum performance goal shall be documented in writing and acknowledged by Executive. If, based on the Company's audited financial statements, the performance target is met, and if the Company is EBITDA positive (as determined in accordance with GAAP), Executive shall be eligible for an annual bonus of up to fifty percent (50%) of his Base Salary. If, based on the Company's audited financials, the maximum performance goal is met, and if the Company is EBITDA positive, Executive shall be eligible for an annual bonus of up to one hundred percent (100%) of his Base Salary. For avoidance of doubt, executive's maximum aggregate annual bonus potential under this
          Section 7.3 is 100% of his Base Salary. The parties will negotiate in good faith to address any issues of fairness or consistency if there are changes in GAAP between the time that the targets are established and the calculation of eligibility for bonus.

          The actual amount of any bonus payable to Executive shall be determined by the CEO, in consultation with the Executive Committee of the Board. Executive understands that in any year no more than twenty five percent (25%) of that year's total positive EBITDA balance be distributed as bonus compensation individually or collectively to the Company's executive leadership team (including Executive and the Company's other senior executives). Any potential bonus amount that is not payable pursuant to the prior sentence shall not be earned and shall not be accrued by the Company. For illustration purposes only, if in a given year Executive meets the maximum performance goal entitling Executive to a performance bonus of L112,500 and the Company's positive EBITDA balance as of the applicable year end is L1,000,000, then the maximum bonus amount distributable to the executive leadership team shall be L250,000, of which Executive would receive a percentage to be determined by the Compensation Committee of the Board. In this example, the remaining balance of Executive's earned bonus would not be earned and would not be accrued by the Company.

8.   EXPENSES

     8.1 The Company shall reimburse to the Executive all expenses reasonably and properly incurred by the Executive in the performance of the Duties subject to the production of such receipts or other evidence of expenditure as the Company may reasonably require.

     8.2 Any credit card or charge card supplied to the Executive by the Company shall be used solely for expenses incurred by the Executive in carrying out the Duties. Any such card must be returned by the Executive to the Company immediately upon the Company's request.

9.   BENEFITS

     9.1

          (a) The Company shall, in each year of the Employment, contribute a sum equivalent to 5 % of the Executive's basic salary into a personal pension plan of the Executive's choice. Such payments to be calculated and paid on a monthly basis so that in the year of joining and leaving, the amount of such contribution shall be reduced pro rata for each complete calendar month not worked.

          (b) No contracting-out certificate pursuant to the Pension Schemes Act 1993 is in force in respect of the Employment.

     9.2 Subject to sub-clause 12.4(a), the Executive shall be eligible to participate in such of the following insurance schemes as the Company may operate from time to time, subject always to the rules of the relevant scheme:

          (a) permanent health insurance scheme providing long term disability cover for the Executive;

          (b) private medical expenses insurance scheme providing cover for the Executive; and

          (c)  death in service insurance scheme.

          Details of the Company's current insurance schemes are available from the Company Secretary. The Company shall pay all premiums in respect of the schemes and may, in its absolute discretion, withdraw such schemes or vary their terms and details from time to time.

     9.3 Executive and the Company are parties to a Restricted Stock Grant Agreement and various stock option grant agreements, the terms and conditions of which are unchanged by this Agreement except as per
          Section 9.5 below.

     9.4 TERMINATION PAYMENT. Executive shall be entitled to the following payments and benefits following termination of Executive's employment by Executive for Good Reason or by the Company for any reason other than Cause and provided that the Executive signs a release of all claims or potential claims against the Company.

          (a) Generally. The Company shall make payments in cash to Executive as severance pay equal to six months of Executive's annual Base Salary in effect immediately prior to the date of Executive's termination (the "Cash Severance"). The Cash Severance due under this Section 9.5(a) shall be paid in a lump sum. The amount of severance to be paid under this section shall increase to an amount equal to nine months of Executive's annual Base Salary on January 1, 2007. In addition, Executive's options and/or restricted stock award shall vest in full upon such termination.

          (b) Termination Payment on Change of Control. If, on or after a Change of Control, Executive's employment with the Company terminates due to (i) a voluntary termination for Good Reason or
               (ii) an involuntary termination by the Company other than for "Cause", then the Company shall pay Executive as severance an amount equal to six months of Executive's annual Base Salary in effect immediately prior to the date of Executive's termination. The severance due under this Section 9.4(b) shall be paid in a lump sum.

     9.5 On a Change of Control, all of Executive's Loudeye stock options and restricted stock grants shall immediately accelerate and become fully vested and exercisable immediately upon such termination.

     9.6 Any other benefit provided to the Executive shall unless otherwise agreed in writing be at the discretion of the Company who may, at any time, withdraw or vary the terms of such benefit as it sees fit.

10.  HOLIDAYS

     10.1 The Company's holiday year runs from 1 January to 31 December.

     10.2 In addition to public or bank holidays, the Executive is entitled to 25 working days' paid holiday in each holiday year, to be taken at such time or times as are agreed with the Managing Director.

     10.3 The Executive may not, without the consent of the Managing Director carry forward any unused part of the holiday entitlement to a subsequent holiday year. Except on termination of employment, no payment will be made in lieu of any unused holiday entitlement.

     10.4 For the holiday year during which the Employment commences or terminates, the Executive's entitlement to holiday accrues on a pro rata basis for each complete month of the Employment during that holiday year.

     10.5 On termination of the Employment the Executive shall be entitled to pay in lieu of any outstanding holiday entitlement and shall be required to repay to the Company any salary received for holiday taken in excess of his actual entitlement. The basis for calculating the payment and repayment shall be 1/260 of the Executive's annual basic salary for each day.

     10.6 The Company may require the Executive to take any outstanding accrued holiday during a period of notice of termination of the Employment.

11.  SICKNESS OR INJURY

     11.1 If unable to perform the Duties due to sickness or injury the Executive shall report this fact as soon as possible on the first working day of incapacity to the Company Secretary, and provide, so far as practicable, an expected date of return to work.

     11.2 To be eligible for sick pay under sub-clause 11.3, the Executive must supply the Company with such certification of sickness or injury as the Company may require.

     11.3 If the Executive shall be absent due to sickness or injury duly certified in accordance with the Company's requirements the Executive shall be paid full basic salary for up to 20 days absence in any period of 12 consecutive months and after that, subject to sub-clause 11.4, such remuneration, if any, as the CEO shall determine from time to time.

     11.4 Any remuneration paid under sub-clause 11.3 shall be inclusive of any Statutory Sick Pay to which the Executive is entitled or other benefits recoverable by the Executive (whether or not recovered) which may be deducted from it.

     11.5 Any outstanding or prospective entitlement to company sick pay in accordance with sub-clause 11.3, private medical insurance benefits or permanent health insurance benefits shall not prevent the Company from exercising its right to terminate the Employment in accordance with sub-clause 12.4 nor shall the Company be liable to compensate the Executive in respect of any such pay or benefit.

     11.6 If the Executive's sickness, injury or other incapacity is caused by the negligence or breach of statutory duty of a third party and the Executive shall recover any damages or other compensation from such third party for the Executive's loss of earnings whilst incapacitated, the Executive shall repay to the Company the amount of any sick pay paid by the Company to the Executive under sub-clause 11.3 or, if less, the full amount of the damages or compensation received for loss of earnings by the Executive.

     11.7 If at any time during the Employment, in the reasonable opinion of the CEO, the Executive is unable to perform all or part of the Duties because of sickness or injury then the Executive shall, at the request and expense of the Company:

          (a) consent to an examination by a doctor to be selected by the Company; and

          (b) authorise this doctor to disclose to and discuss with the Company's medical adviser, or other nominated officer of the Company, the results of or any matter arising out of this examination.

     11.8 The Company shall be entitled to rely on the reasonable opinion of any doctor engaged by the Company to examine the Executive under sub-clause 11.7 as to the Executive's fitness for work. The Executive shall not be entitled to attend for work at any time when such doctor considers him to be unfit for work and shall not be entitled to receive any remuneration in excess of any sick pay to which he remains entitled under sub-clause 11.3 during any such period.

12.  TERMINATION OF AND SUSPENSION FROM EMPLOYMENT

     12.1 The Company may by written notice terminate the Employment without notice or pay in lieu of notice if the Executive:

          (a) commits a material breach of the terms and conditions of this Agreement whether or not amounting to gross misconduct or other conduct which would entitle the Company to terminate the Employment in accordance with any sub-clause of this clause 12;

          (b) repeats or continues after a written warning any non material breach of the terms and conditions of this agreement, including any failure to carry out the Duties efficiently, diligently or competently;

          (c) commits any act of gross misconduct or is guilty of any conduct which may in the reasonable opinion of the Board, bring any Group Company into disrepute or is calculated or likely prejudicially to affect the interests of any Group Company, whether or not the conduct occurs during or in the context of the Employment;

          (d) is convicted of any criminal offence punishable with imprisonment (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which he is not sentenced to any term of imprisonment whether immediate or suspended);

          (e) commits any act of dishonesty relating to any Group Company, any of its employees or otherwise;

          (f) becomes prohibited by law from being a director, is removed from office pursuant to the Company's articles of association, or, except at the request of the Company or pursuant to sub-clause 12.7, resigns as a director;

          (g) becomes of unsound mind or a patient within the meaning of the Mental Health Act 1983 so that in the opinion of the Board he is unable to perform the Duties; or

          (h) becomes bankrupt or makes any arrangement or composition with his creditors generally.

     12.2 The Employment shall automatically terminate when the Executive reaches the age of 65.

     12.3 In order to investigate a complaint against the Executive of misconduct the Company may suspend the Executive on full pay for so long as may be necessary to carry out a proper investigation and hold any appropriate disciplinary hearing.

     12.4 Notwithstanding sub-clauses 9.2 and 11.3 if the Executive is incapable of performing the Duties due to sickness or injury for a period or periods aggregating at least 30 days in any period of 12 months the Company may, by not less than one (1) months' prior written notice given at any time whilst such incapacity continues, terminate the Employment. Upon termination of the Employment under this sub-clause the Executive shall cease to be entitled to any payment under sub-clause 11.3 or any other provision of this Agreement.

     12.5

          (a) On the service of notice to terminate the Employment by the Executive or the Company or at any time during the currency of such notice, the Company may elect (but shall not be obliged) to terminate the Employment with immediate effect by notifying the Executive in writing that the Employment is being terminated pursuant to this clause and undertaking, subject to sub-clause
               (b), to pay to the Executive a sum equivalent to the Executive's basic salary for the unexpired portion of the Executive's contractual notice entitlement. The Company will pay the sum due and payable under this sub-clause (subject to deduction of tax and national insurance contributions at source) in equal instalments at monthly intervals in arrears during the period.

          (b) If the Company terminates the Employment with immediate effect pursuant to sub-clause (a), then the Executive undertakes to inform the Company in writing as soon as he receives an offer of alternative employment and to commence that employment as soon as is reasonably practicable. The Executive agrees that no further monies will become due under sub-clause (a) with effect from the first day of paid alternative employment and undertakes to repay any monies paid in advance which relate to any period of paid alternative employment.

     12.6

          (a) After notice to terminate the Employment has been given by the Executive or the Company, the CEO may for all or part of the duration of the notice period in its absolute discretion require the Executive:

               (i) to perform only such duties (including without limitation research projects) as it may allocate to the Executive;

               (ii) not to perform any of the Duties;

               (iii) not to have any contact (other than social contact) with customers of the Company or any Group Company;

               (iv) not to have any contact with such employees or suppliers of the Company or any Group Company as the CEO shall determine;

               (v) to disclose to the CEO any attempted contact (other than social contact) with him made by any customer, employee or supplier with whom the Executive has been required to have no contact pursuant to this sub-clause;

               (vi) to take any accrued holiday entitlement;

               (vii) not to enter any premises of the Company or any Group
                    Company nor to visit the premises of any of the Company's or any Group Company's suppliers or customers;

               provided always that throughout the period of any such action and subject to the other provisions of this Agreement the Executive's salary and contractual benefits shall not cease to accrue or be paid.

          (b) The Executive acknowledges that such action taken on the part of the Company shall not constitute a breach of this Agreement of any kind whatsoever nor shall the Executive have any claim against the Company in respect of any such action.

          (c) During any period of garden leave the Executive shall owe a duty of the utmost good faith to the Company and Group, must not work for any other person or on his own account and shall remain readily contactable and available to work for the Company or any Group Company. Should the Executive work for any other person or on his own account or fail to be available for work at any time having been requested by the Company to do so, the Executive's right to salary and contractual benefits in respect of such period of non-availability shall be forfeit notwithstanding any other provision of this Agreement.

     12.7

          (a) On the Termination Date or (if earlier) at any time after notice is given by the Company or the Executive to terminate the Employment, the Executive shall, at the request of the CEO, resign (without prejudice to any claims which he may have against any Group Company arising out of the Employment or its termination) from all and any offices which he may hold as a director of any Group Company and from all other appointments or offices which he holds as nominee or representative of any Group Company.

          (b) If the Executive should fail to comply with any obligation under sub-clause (a) forthwith upon the Company's request, the Company is irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to effect such resignation(s) and/or transfer(s).

13.  OBLIGATIONS DURING EMPLOYMENT

     13.1

          (a) The Executive shall promptly disclose to the Company full details including, without limitation, any and all computer programs, photographs, plans, records, drawings and models, of any know-how, technique, process, improvement, invention or discovery (whether patentable or not) which the Executive (whether alone or with any other person) makes, conceives, creates, develops, writes, devises or acquires at any time during the Employment and which relates or which could relate, directly or indirectly, to the Businesses.

          (b) If the know-how, technique, process, improvement, invention or discovery is a Company Invention, the Executive shall (to the extent that it does not automatically vest in the Company by operation of law) hold it in trust for the Company and, at the request and expense of the Company, do all things necessary or desirable (including entering into any agreement that the Company reasonably requires) to enable the Company or its nominee to obtain for itself the full benefit of and to secure patent or other appropriate forms of protection for the Company Invention throughout the world.

          (c) If the know-how, technique, process, improvement, invention or discovery is not a Company Invention, the Company shall treat all information disclosed to it by the Executive as confidential property of the Executive.

          (d) The patenting and exploitation of any Company Invention shall be at the sole discretion of the Company.

     13.2

          (a) The Executive shall promptly disclose to the Company all works including, without limitation, all copyright works or designs originated, conceived, developed, written or made by the Executive alone or with others during the Employment which relate, or could relate, to the Businesses and shall (to the extent that they do not automatically vest in the Company by operation of law) hold them in trust for the Company until such rights have been fully and absolutely vested in the Company.

          (b) The Executive assigns to the Company by way of present and future assignment (to the extent not already vested in the Company by operation of law) all copyright, design rights and other proprietary rights (if any) for their full terms throughout the world in respect of all copyright works and designs originated, conceived, written, developed or made by the Executive alone or with others during the Employment which relate, or could relate, to the Businesses.

          (c) The Executive irrevocably and unconditionally waives in favour of the Company any and all moral rights conferred on the Executive by Chapter IV, Part I, Copyright Designs and Patents Act 1988 and any other moral rights provided for under the laws now or in future in force in any part of the world for any work the rights in which are vested in the Company whether by sub-clause (b) or otherwise.

          (d) The Executive shall, at the request and expense of the Company, do all things necessary or desirable (including entering into any agreement that the Company reasonably requires to vest the rights referred to in this clause in the Company) to substantiate the rights of the Company under sub-clauses (b) and (c).

     13.3 The Executive irrevocably appoints the Company as his attorney in his name and on his behalf to execute documents, to use his name and to do all things which may be necessary or desirable for the Company to obtain for itself or its nominee the full benefit of the provisions of sub-clause 13.1(b) and 13.2(b) and a certificate in writing signed by any director or the Company Secretary that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case so far as any third party is concerned.

     13.4

          (a)  During the Employment, the Executive shall not:

               (i) directly or indirectly disclose to any person or use other than for any legitimate purposes of any Group Company any Confidential Information;

               (ii) without the CEO's prior written permission hold any Material
                    Interest in any person which:

                    (A) is or shall be wholly or partly in competition with any of the Businesses;

                    (B) impairs or might reasonably be thought by the Company to impair the Executive's ability to act at all times in the best interests of any Group Company; or

                    (C) requires or might reasonably be thought by the Company to require the Executive to disclose or make use of any Confidential Information in order properly to discharge the Duties to or to further the Executive's interest in that person;

               (iii) at any time (whether during or outside normal working hours) take any preparatory steps to become engaged or interested in any capacity whatsoever in any business or venture which is in or is intended to enter into competition with any of the Businesses;

               (iv) at any time make any untrue or misleading statement in relation to any Group Company;

               (v) carry out any public or private work other than the Duties (whether for profit or otherwise and whether during or outside normal working hours) except with the prior written permission of the CEO; or

               (vi) directly or indirectly receive or obtain in respect of any goods or services sold or purchased or other business transacted (whether or not by the Executive) by or on behalf of any Group Company any discount, rebate, commission or other inducement (whether in cash or in kind) which is not authorised by any Company rules or guidelines from time to time and if the Executive or any person in which the Executive holds any Material Interest shall obtain any such discount, rebate, commission or inducement, the Executive shall immediately account to the Company for the amount so received.

          (b) The Executive shall, at any time during the Employment or following its termination, at the request of the Company or any Group Company return to the relevant Group Company or, at the relevant Group Company's request, shall destroy:

               (i) any documents, drawings, designs, computer files or software, visual or audio tapes or other materials containing information (including, without limitation, Confidential Information) relating to the Company or any Group Company's business created by, in the possession of or under the control of the Executive; and

               (ii) any other property of the Company or any Group Company in his possession or under his control.

          (c) The Executive shall not make or keep or permit any person to make or keep on his behalf any copies or extracts of the items referred to in sub-clause (b) (i) in any medium or form.

14.  OBLIGATIONS AFTER EMPLOYMENT

     14.1 The Executive shall not within the Restricted Area directly or indirectly for the Relevant Period be engaged on his own account or in the capacity of employee, officer, consultant, adviser, partner, principal or agent in or hold any Restricted Shareholding in any company which carries on any business or venture which:

          (a) is or is about to be in competition with any of the Businesses with which the Executive has been concerned or involved to any material extent during the 12 months preceding the Termination Date; or in relation to which the Executive at the Termination Date possesses Confidential Information; or

          (b) requires or might reasonably be thought by the Company to require the Executive to disclose or make use of any Confidential Information in order properly to discharge the Executive's duties to or to further the Executive's interest in that business or venture.

     14.2 The Executive shall not directly or indirectly, whether on the Executive's own behalf or on behalf of another person:

          (a)  for the Relevant Period:

               (i)  accept orders for any Restricted Services from any Customer;
                    or

               (ii) accept orders for any Restricted Proposed Services from any
                    Customer;

          (b) for the Relevant Period accept the supply by any Supplier of Restricted Supplies;

          (c)  for the Relevant Period:

               (i) seek, canvass or solicit any business, orders or custom for any Restricted Services from any Customer;

               (ii) seek, canvass or solicit any business, orders or custom for any Restricted Proposed Services from any Customer;

               (iii) solicit or entice away or seek to entice away from any
                    Group Company any person who is and was at the Termination Date or during the period of 12 months preceding the Termination Date, employed or engaged by any Group Company in any of the Businesses in a senior managerial, technical, supervisory, sales or marketing capacity and was a person with whom the Executive dealt in the course of the Duties and who by reason of such employment or engagement is likely to have knowledge of any trade secrets or Confidential Information of the Company or any Group Company;

          (d)  at any time after the Termination Date:

               (i) induce or seek to induce by any means involving the disclosure or use of Confidential Information any Customer or Supplier to cease dealing with the Company or any Group Company or to restrict or vary the terms upon which it deals with the relevant Group Company;

               (ii) be held out or represented by the Executive or any other person, as being in any way connected with or interested in any Group Company; or

               (iii) disclose to any person, or make use of any Confidential
                    Information.

     14.3 The Executive has given the undertakings contained in clause 14 to the Company as trustee for itself and for each Group Company in the business of which the Executive shall be involved or concerned to a material extent during the Employment. The Executive will at the request and cost of the Company enter into direct undertakings with any such Group Company which correspond to the undertakings in clause 14.

     14.4 The undertakings contained in clause 14 are entered into by the Company and the Executive after having been separately legally advised.

15.  DISCIPLINARY AND GRIEVANCE PROCEDURE

     15.1 The Executive is subject to the Company's disciplinary rules and procedures for the time being in force a copy of which is available from the Company Secretary and such other procedures of this nature as may from time to time be adopted. Application of such procedure is at the Company's discretion and is not a contractual entitlement.

     15.2 If the Executive is dissatisfied with any disciplinary decision relating to him or any decision to dismiss him he should apply in writing to the person who took the decision.

     15.3 If the Executive has any grievance relating to his Employment (other than one relating to a disciplinary decision) he should refer such grievance to the CEO and if the grievance is not resolved by discussion with him it will be referred for resolution to the Board, whose decision shall be final.

16.  COLLECTIVE AGREEMENTS

     There are no collective agreements which affect the terms and conditions of the Executive's employment.

17.  DEDUCTIONS

     The Executive consents to the deduction from any salary or other sum due from the Company to the Executive including any payment on termination of employment, of any sum owed by the Executive to the Company.

18.  ENTIRE AGREEMENT

     This Agreement sets out the entire agreement and understanding between the parties and supersedes all prior agreements, understandings or arrangements (oral or written) in respect of the employment or engagement of the Executive by the Company. No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties. In particular, this Agreement supersedes and replaces in its entirety that certain Services Agreement dated as of December 1, 2005, between Executive and the Company.

19.  THIRD PARTIES

     Unless expressly provided in this Agreement, no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

20.  DATA PROTECTION

     20.1 The Company shall hold personal data (including, where necessary, sensitive personal data; both terms as defined in the Data Protection Act 1998) in relation to the Executive in its paper-based and computerised manual and filing systems. The Executive consents to the processing of such data both inside and, where necessary, outside the European Economic Area for the purposes of:

          (a)  Salary, benefits and pensions administration;

          (b) Health administration and for the purposes of health insurance/benefits;

          (c) Training and appraisal, including performance records and disciplinary records;

          (d)  Equal opportunities monitoring;

          (e) For the purpose of any potential change of control of the Company or Group Company, or any potential transfer of the Executive's employment under the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended). In such circumstances, disclosure may include disclosure to the potential purchaser or investor and their advisors.

     20.2 The Executive agrees that personal information relating to him may be disclosed for marketing and/or PR purposes and in connection with the performance of his duties.

     20.3 The Executive agrees to use all reasonable endeavours to keep the Company informed of any changes to his personal data and to comply with all relevant data protection legislation.

21.  RELEASES AND WAIVERS

     21.1 The Company may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by the Executive without in any way prejudicing or affecting its rights in respect of any part of that liability or any other liability or right not so released, compounded, compromised, waived or postponed.

     21.2 No single or partial exercise, or failure or delay in exercising any right, power or remedy by the Company shall constitute a waiver by it of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.

22.  NOTICES

     22.1 Any notice to a party under this Agreement shall be in writing signed by or on behalf of the party giving it and shall, unless delivered to a party personally, be hand delivered, or sent by prepaid first class post or facsimile, with a confirmatory copy sent by prepaid first class post to, in the case of the Executive, the Executive's last known residential address or, in the case of the Company, the Company Secretary at the Company's registered office.

     22.2 A notice shall be deemed to have been served:

          (a) at the time of delivery if delivered personally to a party or to the specified address;

          (b) on the second working day after posting by first class prepaid post ; or

          (c) 2 hours after transmission if served by facsimile on a business day prior to 3pm or in any other case at 10 am on the business day after the date of despatch.

23.  GOVERNING LAW AND JURISDICTION

     23.1 This Agreement shall be governed by and construed in accordance with English law.

     23.2 Each of the parties irrevocably submits for all purposes in connection with this Agreement to the exclusive jurisdiction of the English courts.

IN WITNESS this Deed has been executed on the date appearing at the head of page 1.

EXECUTED as a DEED                )
by Charles Edward Averdieck       )     /s/ Charles Edward Averdieck
in the presence of:               )


Signature of witness:

Name:
      -----------------------------
Address:
         --------------------------

-----------------------------------

-----------------------------------
Occupation:
            -----------------------

EXECUTED as a DEED                )     Loudeye Corp., its sole shareholder
(but not delivered until the date )
appearing at the head of page 1)  )     /s/ Michael A. Brochu
by ON DEMAND DISTRIBUTION LIMITED )     Michael A. Brochu
acting by:                        )     President & Chief Executive Officer


Signature of witness: /s/ Chris J. Pollak

Name: Chris J. Pollak

Address c/o Loudeye Corp., 1130 Rainier Avenue South, Seattle, WA 98144, USA

Occupation: Chief Financial Officer